Rule 10f-3 Transaction Exhibit
Nuveen Quality Preferred Income Fund
FILE #811-21082
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF SECURITY/ISSUER
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
2/11/08
PNC Preferred Funding Trust III
$375,000,000
$1,000,000
PNC Capital Markets, Inc.
Goldman, Sachs & Co.
Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated